Exhibit No. EX-99.d.1.m.2

DFA INVESTMENT DIMENSIONS GROUP INC.

INVESTMENT ADVISORY AGREEMENT

ADDENDUM NUMBER TWO

THIS ADDENDUM is made this      day of                      2007, by and between DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (the “Fund”), and DIMENSIONAL FUND ADVISORS LP, a Delaware limited partnership (formerly Dimensional Fund Advisors Inc.) (the “Advisor”).

WHEREAS, the Fund and the Advisor have previously entered into the Investment Advisory Agreement, dated December 7, 1998 (the “Advisory Agreement”), pursuant to which the Advisor agreed to manage the investment and reinvestment of the assets of the Tax-Managed U.S. Small Cap Value Portfolio, the Tax-Managed U.S. Small Cap Portfolio and the Tax-Managed DFA International Value Portfolio, all series of the Fund; and

WHEREAS, the Advisor has been informed by the Fund that the Tax-Managed U.S. Small Cap Value Portfolio desires to change its name and the Advisor has agreed to reduce the Tax-Managed U.S. Small Cap Value Portfolio’s investment advisory fee;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it as agreed as follows:

1. The name of “Tax-Managed U.S. Small Cap Value Portfolio” shall be changed to “Tax-Managed U.S. Targeted Value Portfolio,” and all references in the Advisory Agreement to “Tax-Managed U.S. Small Cap Value Portfolio” shall be changed to “Tax-Managed U.S. Targeted Value Portfolio.”

2. Section 3 of the Advisory Agreement, entitled “Compensation of the Advisor,” is amended and restated to read as follows:

3. Compensation of the Advisor. For the services to be rendered by the Advisor as provided in Section 1 of this Agreement, the Fund shall pay to the Advisor, at the end of each month, a fee equal to one-twelfth of each of the Tax-Managed Portfolios’ respective net assets, as follows:

Tax-Managed U.S. Targeted Value Portfolio	0.42%
Tax-Managed U.S. Small Cap Portfolio	0.50%
Tax-Managed DFA International Value Portfolio	0.50%

In the event that this Agreement is terminated at other than a month-end, the fee for such month shall be prorated, as applicable.

3. The effective date of this Addendum shall be March 30, 2007.

4. The parties hereby further agree that no other provisions of the Advisory Agreement are in any way modified by this Addendum, and that all other provisions of the Advisory Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereby have caused this Addendum to be executed this      day of                     , 2007.

DIMENSIONAL FUND ADVISORS LP		DFA INVESTMENT DIMENSIONS GROUP INC.

By:	DIMENSIONAL HOLDINGS INC., General Partner

By:		By:
Name		Name
Title		Title